Net1 UEPS Technologies, Inc (“Net1”) Announces Extension of
Contract with Limpopo Provincial Government

Johannesburg, South Africa, April 6, 2006 - Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS) today announced that its subsidiary, Cash Paymaster Services (Northern) (Proprietary) Limited (“CPS”) signed a new contract with the Limpopo provincial government for the distribution of social welfare grants until December 31, 2006. A new contact was required as the award of the previous contract to CPS in November 2002 was set aside by a South African court, following a challenge by one of the disqualified bidders. The terms and conditions of the new contract are substantially the same as the contract awarded in November 2002 and executed in March 2003. The new contract may be extended by the Limpopo government to coincide with the implementation of a national tender by the South African Social Security Agency (“SASSA”). SASSA has not published any details of this tender to date.

Net1 utilizes its smart card based UEPS technology to distribute monthly grants to more than 900,000 social welfare recipients in the Limpopo province. The grants distributed include old age grants, disability grants and child support grants.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Net1 believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, Net1 has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. These forward-looking statements are not guarantees of future performance or events and are subject to risks and uncertainties that can cause actual results to differ materially from the results contemplated by such forward-looking statements. Net1 undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: (604) 484-8750
Toll Free: 1-866-412-NET1 (6381)